Report of Independent Auditors

To the Shareholders and
Board of Trustees of Scudder Funds

In planning and performing our audit of the financial statements of the Scudder Funds listed in Exhibit A attached hereto (the "Fund") for the year ended July 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses as defined above as of July 31, 2001

This report is intended solely for the information and use management, the Board of Directors of the Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                         /s/Ernst & Young LLP

                                         Ernst & Young LLP


Boston, Massachusetts
September 13, 2001


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Exhibit A

Cash Equivalent Fund
     Money Market Portfolio
     Government Securities Portfolio
     Tax Exempt Portfolio
Zurich YieldWise Funds
     Zurich YieldWise Money Market Fund
     Zurich YieldWise Municipal Money Market Fund
     Zurich YieldWise Government Money Market Fund
Zurich Money Funds
     Zurich Money Market Fund
     Zurich Government Money Market Fund
     Zurich Tax-Free Money Fund
Scudder Target Equity Fund
     Scudder Worldwide 2004 Fund
     Scudder Target Equity 2010 Fund
     Scudder Target Equity 2011 Fund
     Scudder Retirement Fund - Series III
     Scudder Retirement Fund - Series IV
     Scudder Retirement Fund - Series V
     Scudder Retirement Fund - Series VI
     Scudder Retirement Fund - Series VII